Dauch Corporation Announces Employee Inducement Award

under NYSE Rule 303A.08

DETROIT, MI, February 9, 2026 – Dauch Corporation (Dauch), (NYSE: DCH) today announced effective February 5, 2026, in connection with the business combination with Dowlais Group plc and his appointment as an executive officer of Dauch Corporation (the “Company”), Markus Bannert was granted an award of performance stock units covering a target of 90,909 shares of the Company’s common stock (for which up to 272,727 shares may be earned (the “Inducement Grant”)).

The Inducement Grant will vest based on continued employment and the highest average share price achieved over a 20-day trading period during the measurement period ending March 31, 2029 (the "Performance Period"). If the average price of (measured every trading day based on the 20 trading-day average) remains above $12.00 over a 20 trading-day period, 100% of the target award would be considered earned, with the payout increasing incrementally by $1.00 and 20%, respectively, up to a maximum of $22.00 and corresponding payout percentage of 300%. Subject to Mr. Bannert's continued employment with the Company, 50% of the award will vest at the end of the Performance Period and the remaining 50% will vest at the one-year anniversary of that date.

The Inducement Grant was approved by the Compensation Committee of the Company’s Board of Directors and granted under the Dauch Corporation 2026 Inducement Omnibus Equity Incentive Plan as an employment inducement award pursuant to New York Stock Exchange Rule 303A.08.

About Dauch

Dauch Corporation is a premier Driveline and Metal Forming supplier serving the global automotive industry with a powertrain-agnostic product portfolio that supports electric, hybrid, and internal combustion vehicles. The company is headquartered in Detroit, MI, with operations that span 24 countries and more than 175 locations. Visit www.dauch.com to learn more.

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Contacts:

Christopher M. Son

Vice President, Marketing & Communications

+1 (313) 758-4814

Chris.son@aam.com

David H. Lim

Head of Investor Relations

+1 (313) 758-2006

David.lim@aam.com